UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________

FORM 8-K
_____________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 6, 2008

Keryx Biopharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-30929 (Commission File Number)	13-4087132 (IRS Employer Identification No.)

750 Lexington Avenue
New York, New York 10022
(Address of Principal Executive Offices)

(212) 531-5965
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 2.02.	Results of Operations and Financial Condition.

On May 9, 2008, Keryx Biopharmaceuticals, Inc. (“Keryx”) issued a press release announcing results of operations for the first quarter ended March 31, 2008, and announced that it would host a conference call on May 12, 2008, for investors where Keryx will discuss its results of operations and financial results. A copy of the press release is being furnished as Exhibit 99.1 to this report.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)    On May 6, 2008, the Board of Directors of Keryx designated James F. Oliviero, Keryx’s Vice President, Finance, as its principal financial and principal accounting officer.

James F. Oliviero, age 32, has served as Keryx’s Vice President, Finance since March 2008. From May 2003 until March 2008, Mr. Oliviero served as Keryx’s Controller, where he was involved in all capital raising, licensing and acquisition transactions. Since joining Keryx, Mr. Oliviero has also been in charge of leading Keryx’s efforts to comply with Securities and Exchange Commission rules and regulations and other corporate governance matters. From August 1999 until May 2003, Mr. Oliviero served as Director of Finance for ACCESS Oncology, Inc., a privately-held biotechnology company. From July 1997 to August 1999, Mr. Oliviero was an investment banker at ING Barings Furman Selz in New York City, where he worked on various mergers and acquisitions and equity and debt transactions. Mr. Oliviero holds a B.B.A. in Finance with Highest Distinction from Emory University’s Goizueta Business School.

There are no arrangements between Mr. Oliviero and any other person pursuant to which he was selected as an officer, nor are there any transactions to which Keryx was or is a participant and in which Mr. Oliviero has a material interest subject to disclosure under Item 404(a) of Regulation S-K. Mr. Oliviero is not related in any way to any officer, employee or director of Keryx.

Item 8.01.	Other Events

On May 5, 2008, Keryx received notification from the Nasdaq Stock Market that Keryx’s application to transfer its listing to the Nasdaq Capital Market had been approved. Keryx’s transfer to the Nasdaq Capital Market took effect on May 6, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Keryx Biopharmaceuticals, Inc. (Registrant)
Date: May 9, 2008
	By:	/s/ Beth F. Levine
Beth F. Levine
Senior Vice President, Chief Compliance Officer, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit
Number	Description

99.1	Press Release dated May 9, 2008.